Exhibit 10.1

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT, dated as of October 5, 2017 (this “Agreement”), is entered into by and among Omega Protein Corporation, a Nevada corporation (“Seller”), and Alpha VesselCo Holdings, Inc., a Delaware corporation (“Buyer”).

RECITALS

WHEREAS, Seller, directly and indirectly through its wholly owned subsidiary, owns all of the MARAD Assets and the FAA Assets (as each such term is defined in that certain Agreement and Plan of Merger by and among Cooke Inc., Alpha MergerSub, Inc., a Nevada corporation and a direct wholly-owned subsidiary of Cooke Inc., and Seller dated as of October 5, 2017 (the “Merger Agreement”));

WHEREAS, in connection with the transactions contemplated by the Merger Agreement, following the date hereof and immediately prior to the closing of the Merger (as defined in the Merger Agreement), Seller will transfer or cause to be transferred the MARAD Assets and FAA Assets to a newly formed, member-managed, Delaware limited liability company and subsidiary of Seller (the “Company”);

WHEREAS, one hundred percent (100%) of the outstanding membership interests of the Company (the “Membership Interests”) will be owned by Seller; and

WHEREAS, Buyer desires to acquire all of the Membership Interests of the Company from Seller on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties to this Agreement agree as follows:

ARTICLE I
PURCHASE OF MEMBERSHIP INTEREST

1.01     Basic Transaction; Purchase Price.

(a)     On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, all the Membership Interests for the consideration set forth herein.

(b)     The purchase price for the Membership Interests shall be US $30,000,000 (the “Purchase Price”).

(c)     The Purchase Price will be payable at the time of Closing (as hereinafter defined) as follows:

(i)     by electronic funds transfer of immediately available funds in the amount of US $29,750,000 to an account notified by Seller to Buyer not later than three (3) business days prior to the Closing; and

(ii)     by the issuance by Buyer to Seller of common stock representing twenty percent (20%) of the outstanding common stock of Buyer at the time of Closing.

1.02     Closing; Closing Date. The purchase and sale of the Membership Interests, and execution of the other documents and agreements contemplated hereunder (the “Closing”) shall take place on the same date as the closing of the transactions under the Merger Agreement or on such other date that the parties hereto mutually agree (the “Closing Date”). Closing shall take place at the offices of Kelley Drye & Warren LLP, 333 West Wacker Drive, Suite 2600, Chicago, Illinois 60606 or such other place as may be agreed upon in writing by the parties. Unless otherwise agreed upon in writing by the parties, the Closing shall occur immediately prior to the closing of the transactions under the Merger Agreement.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

2.01     Representations and Warranties of Seller. As of the Closing Date, Seller represents and warrants to Buyer as follows:

(a)     Organization and Standing; Authorization.

(i)     The Company is a limited liability company validly existing and in good standing under the laws of Delaware, has the requisite limited liability company power to own, lease and operate the properties it now owns, leases and operates, and to carry on its business as now being conducted, and is duly qualified or licensed to do business and is in good standing in every domestic and foreign jurisdiction in the United States and elsewhere in which the nature of its business as now being conducted or its present ownership or leasing of property requires such qualification, except where the failure to be so existing or in good standing, to have such power, or to be so qualified or licensed would not have a material adverse effect on the Company or its business or assets.

(ii)     Seller has heretofore provided or made available to Buyer a complete and current copy of the Company’s Limited Liability Company Agreement, as amended to date (the “Operating Agreement”).

(b)     Subsidiaries. The Company owns no capital stock or equity interest of any other person.

(c)     Capitalization. All of the outstanding Membership Interests of the Company are held by Seller, free and clear of any lien, claim or encumbrance, other than liens, claims or encumbrances which will be discharged or released either prior to, or simultaneously with, the Closing (“Permitted Liens”). All of the issued and outstanding Membership Interests have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by Seller. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, pre-emptive rights or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any other Membership Interests in the Company. There are no outstanding or authorized equity appreciation, phantom equity, profit participation, or similar rights with respect to the Company.

(d)     Undisclosed Material Liabilities. Except as set forth on Schedule 2.01(d), the Company does not have any liabilities (and, to the knowledge of Seller, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Seller giving rise to any liabilities), other than liabilities incurred in the ordinary course of business since the date hereof or liabilities that would not reasonably be expected to have a material adverse effect on the Company or its business or assets.

(e)     Legal Proceedings. There are no claims, suits, actions, administrative, bankruptcy, arbitration or other proceedings or governmental investigations pending or, to the knowledge of Seller, threatened against the Company that would reasonably be expected to have a material adverse effect on the Company or its business or assets. There are no outstanding judgments, decrees, or orders of any court or any governmental or administrative agency against or affecting the Company that would reasonably be expected to have a material adverse effect on the Company or its business or assets.

(f)     Noncontravention. Except as set forth on Schedule 2.01(f) or relating to or in connection with the Judgments, the execution and delivery of this Agreement by Seller and the performance of its obligations hereunder does not require, as to Seller, any consent or approval of, action by, or notice by Seller to any governmental department, commission, board, bureau, agency or instrumentality, other than such consents, approvals, actions or notices the failure of which to obtain or make would not reasonably be expected to have a material adverse effect on the Company or its business or assets.

(g)     Compliance with Laws. The Company is in compliance in all material respects, and at all times has conducted and operated in material compliance with all applicable federal, state, and local laws, statutes, regulations, ordinances and governmental policies (collectively, “Laws”), except for failures to so comply that would not reasonably be expected to have a material adverse effect on the Company or its business or assets. No notice, action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against the Company alleging any failure to so comply or, to the knowledge of the Company, is threatened, that would reasonably be expected to have a material adverse effect on the Company or its business or assets.

(h)     Assets. Seller has transferred or caused its wholly owned subsidiary to transfer to the Company and the Company has good and marketable title to, or a valid leasehold interest in, as applicable, the MARAD Assets and the FAA Assets, free and clear of all liens, other than Permitted Liens (the “Company Assets”).

(i)     Employees.

(i)     The Company does not have, and has never had, any employees on its payroll. There is no strike, shutdown, work stoppage, lockout, concerted refusal to work overtime or other material labor disruption or dispute pending or threatened against the Company or involving the Asset Employees (as defined herein).

(ii)     As of the date hereof, there are no material actions against the Company pending or, to the knowledge of the Company, threatened to be brought or filed, by or with any governmental authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of the Company, including, without limitation, any charge, investigation, or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.

(j)     Authorization, Ownership, Non-Contravention.

(i)     Seller has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions.

(ii)     Assuming receipt of the consents and approvals set forth on Schedule 2.01(f) and except relating to or in connection with the Judgments and Conditions, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will, to the knowledge of Seller, (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller is subject or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which Seller is bound or to which any of Seller’s assets are subject, other than, in the case of each clause above, for such violations, conflicts, breaches, defaults, accelerations or requirements as would not reasonably be expected to have a material adverse effect on the Seller or its business or assets.

(iii)     Seller holds of record and owns beneficially 100% of the issued and outstanding Membership Interests, free and clear of any restrictions on transfer, taxes, liens, options, warrants, purchase rights, or commitments, other than Permitted Liens.

2.02     Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

(a)     Organization and Standing. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

(b)     Authorization. Buyer has full power and authority and the legal right to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement have been duly approved by all necessary actions, and this Agreement constitutes a valid and binding obligation of Buyer, enforceable in accordance with its terms.

(c)     Noncontravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will, to the knowledge of Buyer, violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of Buyer’s certificate of formation, bylaws or equivalent organizational document. The execution and delivery of this Agreement by Buyer and the performance of its obligations hereunder do not require, as to Buyer, any consent or approval of, or action by, any governmental department, commission, board, bureau, agency or instrumentality.

(d)     Compliance with Laws. Buyer is in compliance in all material respects, and at all times has conducted and operated in material compliance with all applicable Laws. No notice, action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against Buyer alleging any failure to so comply or, to the knowledge of Buyer, is threatened.

(e)     Disclosure. No covenant, representation or warranty by Buyer, and no written schedule or certificate furnished or to be furnished by Buyer pursuant hereto, at the Closing hereunder contains or will contain any untrue statement of a material fact, or will omit to state a material fact necessary to provide Seller with complete and accurate information as to Buyer and its business or assets or to make the statements therein not misleading.

(f)     Citizenship. The Buyer and Seth Dunlop are, and the Company will continue to be after the Closing, a “Citizen of the United States” as defined in 46 C.F.R. Subpart 356.3.

(g)     Ownership. Seth Dunlop holds of record and owns beneficially 100% of the issued and outstanding capital stock of Buyer, free and clear of any restrictions on transfer, taxes, liens, options, warrants, purchase rights, or commitments.

(h)     MARAD. Each of the agreements referenced in Section 3.03(a) provides terms and provisions that are consistent in all material respects with the description of such agreements and arrangements in the letter referenced in the MARAD Pre-Approval Letter. Neither Buyer nor any of its Affiliates or owners has entered into any agreement, side letter, or other arrangement relating to the Company Assets or the Company’s operations other than this Agreement.

ARTICLE III
COVENANTS

3.01     Transfer of MARAD Assets and FAA Assets. Seller shall take, or cause to be taken, all actions reasonably necessary to transfer all of its right, title and interest in the Company Assets to the Company prior to the Closing.

3.02     Conduct of Business Prior to Closing. Seller shall take all action reasonably necessary to cause the Company to comply in all material respects with all applicable Laws and perform all of the Company’s obligations under all contracts relating to or affecting its properties, assets or business.

3.03     MARAD Approval and Probation Compliance.

(a)     Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to maintain the eligibility of the Company Assets for documentation with fishery endorsements, consistent with the eligibility conditions set forth in that certain letter from the United States Maritime Administration to William N. Myhre, Esq., dated as of September 29, 2017 (the “MARAD Pre-Approval Letter”), including, without limitation, entering into or causing Buyer’s Affiliate to enter into, as applicable:

(i)     the Fish Supply Agreement, by and among the Company and Omega Protein, Inc., a wholly owned subsidiary of Seller (“PlantCo”) in substantially the form attached hereto as Exhibit A; and

(ii)     the Stockholder Agreement, by and among Seth Dunlop, Buyer and an affiliate of Cooke Inc. in substantially the form attached hereto as Exhibit B;

in each case to be dated as of the Closing Date and in a form substantively consistent with the requirements set forth in the MARAD Pre-Approval Letter.

(b)     Buyer acknowledges that the Company Assets are subject to certain judicial conditions, approvals and obligations imposed upon PlantCo pursuant to a January 27, 2017 Judgment in United States of America v. Omega Protein, Inc. (Case Number: 6:16-CR-00292-1) and a June 14, 2013 Judgment in United States of America v. Omega Protein, Inc. (Case Number 2:13cr00043), collectively referred to herein as the “Judgments and Conditions.” Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to comply with and to facilitate the compliance by PlantCo with the Judgments and Conditions, including but not limited to:

(i)     in connection with obtaining judicial consent to transfer the Company Assets, Buyer will enter into any required modification of the Judgments and Conditions setting out, or otherwise confirming to the satisfaction of the applicable court and its Probation Officer, the allocation of the legal obligations established pursuant to the provisions of this Section 3.03(b);

(ii)     providing reasonable and unimpeded access to PlantCo following Closing such that PlantCo may perform such monitoring and oversight of the court-ordered environmental and safety compliance plans (“Compliance Plans”) applicable to the Company Assets as PlantCo deems reasonably necessary to comply with the Judgments and Conditions;

(iii)     ensuring that all operations associated with operating the Company Assets are conducted in compliance with the Compliance Plans;

(iv)     providing reasonable and unimpeded access to third party monitors to conduct evaluations and inspections of PlantCo’s implementation and compliance with the Compliance Plans;

(v)     fully cooperating with, and allowing PlantCo to operate the fish plants in accordance with, the Compliance Plans; and

(vi)     agreeing to perform any and all additional actions deemed reasonably necessary by PlantCo, in its sole discretion, in connection with the performance and implementation of the Compliance Plans.

ARTICLE IV
PERFORMANCE AT AND AFTER CLOSING

4.01     Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to Closing, of each of the following conditions:

(a)     The representations and warranties of Buyer and Seller contained in Article II of this Agreement shall be true and correct in all material respects as of the Closing Date.

(b)     Each of Seller and Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied by it prior to or on the Closing Date.

(c)     No action shall have been commenced against Buyer, Seller or the Company, which would prevent the Closing. No injunction or restraining order shall have been issued by any governmental authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d)     All conditions set forth in Article 7 of the Merger Agreement, other than those related to performance under this Agreement, shall have been met or validly waived by the party or parties to the Merger Agreement entitled to grant such waiver.

4.02     Buyer’s Performance at Closing. On the Closing Date, Buyer shall execute and deliver or cause to be delivered to Seller the following:

(a)     Such documents or instruments evidencing the issuance of common stock of Buyer in accordance with Section 1.01(c)(ii);

(b)     A certificate, dated as of the Closing Date and signed by a duly authorized officer of Buyer, stating that each of the conditions set forth in Sections 4.01(a), (b) and (c) has been satisfied; and

(c)     Such instruments as may be reasonably necessary to effectuate the consummation of the transactions as provided in this Agreement.

4.03     Seller’s Performance at Closing. On the Closing Date, Seller shall execute and deliver or cause to be delivered to Buyer the following:

(a)     Assignment of Membership Interests in a form reasonably acceptable to the parties duly executed by Seller, conveying to Buyer good and marketable title to the Membership Interests, free and clear of all liens, claims and encumbrances;

(b)     Such other instruments as may be reasonably necessary to effectuate the consummation of the transactions as provided in this Agreement;

(c)     A certificate, dated as of the Closing Date and signed by a duly authorized officer of Seller, stating that each of the conditions set forth in Sections 4.01(a), (b) and (c) has been satisfied; and

(d)     Such other instruments showing, to the satisfaction of Buyer, acting reasonably, that the Company has good and valuable title to the Company Assets.

4.04     Tax Returns. Buyer shall prepare or cause to be prepared all tax returns for the Company for all periods ending before the Closing Date. Buyer shall permit Seller to reasonably review and comment on each such tax return described in the preceding sentence prior to filing. Buyer will cause such tax returns (as revised to incorporate Seller’s reasonable comments) to be timely filed and will provide a copy thereof to Seller. Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of tax returns pursuant to this Section 4.04 and any inquiry, audit, litigation or other proceeding with respect to taxes of the Company.

4.05     Labor, Employment and Benefit Matters.

(a)     On or before the date that is twenty (20) days prior to the Closing Date, Seller shall provide Buyer with a list (the “Employee List”) of all individuals who are then-employed by Seller or its Affiliates (as defined in the Merger Agreement) and whose employment principally involves providing services with respect to the Company Assets (such individuals, the “Asset Employees”) which list shall include each Asset Employee’s name, job title, principal location of employment, and whether his or her employment is pursuant to the terms of a collective bargaining agreement. On or before the date that is fifteen (15) days prior to the Closing Date, Buyer shall, or shall cause its Affiliate to, offer employment to each Asset Employee, which offers shall be for employment as of the Closing Date and (i) pursuant to the terms of the then-applicable collective bargaining agreement(s) for those Asset Employees who are employed pursuant to the terms of a collective bargaining agreement as of the date such offers are made (such Asset Employees, the “Union Employees”); and (ii) for those Asset Employees who are not Union Employees, at a base salary or hourly wage that is at least equal to such Asset Employee’s then-current base salary or hourly wage and with a principal place of employment no greater than five (5) miles from the location where such Asset Employee is employed as of the date such offers are made (each such offer described in this sentence, an “Offer”). On or before the date that is five (5) days prior to the Closing Date, Buyer shall notify Seller as to each Asset Employee who has accepted an Offer (each, a “Transferred Employee”) and each Asset Employee who has not accepted an Offer.

(b)     From and after the Closing Date, Buyer and its subsidiaries shall adopt and honor the terms of all collective bargaining agreements listed on the Employee List and all collective bargaining obligations with respect to the Union Employees employed by Buyer or its subsidiaries. During the 11-month period following the Closing Date, Buyer shall provide or cause to be provided to each Transferred Employee employed by Buyer or its subsidiaries who is not a Union Employee: (i) a base salary or hourly wage (as applicable) at least as favorable as the base salary or hourly wage that such Transferred Employee received immediately prior to the Closing Date; and (ii) employee benefits on terms and conditions consistent with those set forth in Section 5.03 of the Merger Agreement (determined as if each Transferred Employee was a Continuing Employee (as defined in the Merger Agreement)). Without limiting the foregoing, Buyer shall, or shall cause its Affiliate to, perform all obligations of Cooke Inc., the Surviving Corporation (as defined in the Merger Agreement) and their respective post-Closing Affiliates pursuant to Sections 5.03(a) through 5.03(e) of the Merger Agreement with respect to each Transferred Employee who is not a Union Employee as if such Transferred Employee was a Continuing Employee (as defined in the Merger Agreement).

(c)     The provisions of this Section 4.05 are solely for the benefit of the parties hereto and nothing in this Section 4.05, express or implied, shall confer upon any Asset Employee, or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement. Nothing in this Section 4.05, express or implied, shall be (i) deemed an amendment of any employee benefit plan providing benefits to any Asset Employee or (ii) construed to prevent Buyer or its post-Closing Affiliates from terminating or modifying to any extent or in any respect any employee benefit plan that Buyer or its post-Closing Affiliates may establish or maintain.

ARTICLE V
INDEMNIFICATION

5.01     Survival of Representations and Warranties. All of the representations and warranties of Seller and Buyer contained in this Agreement or in any instrument delivered at Closing pursuant to this Agreement shall survive the Closing.

5.02     Indemnification.

(a)     Buyer Indemnity. Subject to the limitations of this Section 5.02, Buyer shall indemnify Seller against and hold Seller harmless from any and all liabilities, damages, claims, costs and expenses, including reasonable attorney’s fees and costs, and losses incurred by Seller to the extent resulting from any misrepresentation or breach of any representation or warranty of Buyer contained herein and any breach of any covenant of Buyer contained herein.

(b)     Seller Indemnity. Subject to the limitations of this Section 5.02, Seller individually shall indemnify Buyer against and hold Buyer harmless from any and all liabilities, damages, claims, costs and expenses, including reasonable attorney’s fees and costs, and losses incurred by Buyer to the extent resulting from any misrepresentation or breach of any representation or warranty of Seller contained herein and any breach of any covenant of Seller contained herein.

(c)     Resolution of Conflicts; Arbitration. In case Buyer or Seller after the Closing makes a claim hereunder, and so object in writing to any representation, warranty or covenant made in this Agreement, the parties shall attempt in good faith to agree on the rights of the respective parties with respect to each of such claims. If no such agreement can be reached after good faith negotiation, either party may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be submitted to and settled by arbitration conducted by three arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association now in effect, except to the extent modified herein. The arbitrators shall rule on motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a court of competent jurisdiction would have to impose in a proceeding at law or in equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of a majority of the three arbitrators as to the validity and amount of any claim shall be binding and conclusive upon the parties to this Agreement, notwithstanding anything in Section 5.02 hereof. Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in New York, New York. The non-prevailing party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative costs of the arbitration and the expenses, including without limitation, reasonable attorneys’ fees and costs, incurred by the other party to the arbitration.

ARTICLE VI
ADDITIONAL PROVISIONS

6.01     Expenses. Each party shall pay its own expenses incurred in connection with this Agreement and in the preparation for and consummation of the transactions provided for herein.

6.02     Remedies. Seller shall be entitled to seek and obtain an injunction, specific performance and other equitable relief to prevent breaches of this Agreement by Buyer in the state courts located in the State of Nevada or, if such court shall not have jurisdiction, any of the federal courts of the United States of America located in the State of Nevada and to enforce specifically the terms and provisions hereof, including the obligation of Buyer to facilitate compliance by PlantCo with the legal obligations affecting the Company Assets set forth in the Judgments and Conditions. Buyer shall be entitled to seek and obtain an injunction, specific performance and other equitable relief to prevent breaches of this Agreement by Seller in the state courts located in the State of Nevada or, if such court shall not have jurisdiction, any of the federal courts of the United States of America located in the State of Nevada and to enforce specifically the terms and provisions hereof.

6.03     Non-Violation. Neither Seller or Buyer shall take or omit to take any action (or permit any person under its control to take or omit to take any action) that would violate or cause a violation of the representations or warranties made herein or render the same inaccurate in any material respect as of the date hereof or which in any way would prevent the carrying out of this Agreement or consummation of the transactions contemplated by this Agreement. Each of the parties shall take all such action or further action as may be reasonably necessary or desirable in order to effectuate the consummation of the transactions contemplated hereby.

6.04     Notices. All notices under this Agreement shall be in writing and shall be (i) delivered in person, (ii) sent by telecopy, or (iii) mailed, postage prepaid, either by registered or certified mail, return receipt requested, or overnight express carrier, addressed in each case as follows:

if to Buyer to:

Seth Dunlop

c/o K&L Gates LLP

1601 K Street, N.W.

Washington, D.C. 20006

Attention: William N. Myhre

with a copy to (which shall not constitute notice):

K&L Gates LLP

1601 K Street, N.W.

Washington, D.C. 20006

Attention: William N. Myhre

Email: bill.myhre@klgates.com

Facsimile No.: 202-778-9100

if to Seller, to:

Omega Protein Corporation

2105 City West Blvd.

Suite 500

Houston, Texas 77042

Attention: General Counsel

or to any other address or telecopy number as such party shall designate in a written notice to the other. All notices sent pursuant to the terms of this Section 6.03 shall be deemed received (i) if personally delivered, then on the date of delivery; (ii) if sent by telecopy before 2:00 p.m. local time of the recipient, on the day sent if a business day or if such day is not a business day or if sent after 2:00 p.m. local time of the recipient, then on the next business day; (iii) if sent by overnight, express carrier, on the next business day immediately following the day sent; or (iv) if sent by registered or certified mail, on the earlier of the third business day following the day sent or when actually received. Any notice by telecopy shall be followed by delivery of a copy of such notice on the next business day by overnight express carrier or by hand.

6.05     Entire Agreement; Amendment. This Agreement and any agreements and instruments entered into in connection with the Closing constitute the entire agreement and understanding of the parties hereto and supersede any prior written or oral understandings of the parties. This Agreement may be amended only by an instrument in writing executed by all parties hereto.

6.06     Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of, and be enforceable against, the parties hereto and their respective successors and assigns. Notwithstanding anything to the contrary contained in this Agreement, in the event a party hereto assigns any of its rights or obligations hereunder, such party shall remain liable for their respective representations, warranties and covenants contained herein.

6.07     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to the conflicts of law rules of such state that would direct a matter to another jurisdiction.

6.08     Waivers. Compliance with the provisions of this Agreement may be waived only by an instrument in writing executed by the party granting the waiver. The failure of any party at any time or times to require performance of any provisions of this Agreement shall in no manner affect the right of such party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or be construed as a further or continuing waiver of such condition or breach or of any other condition or of the breach of any other term of this Agreement.

6.09     Signature in Counterparts. This Agreement may be executed in any number of separate counterparts (including via .pdf, fax or other electronic means), none of which need contain the signatures of all parties, each of which shall be deemed to be an original, and all of which taken together constitute one and the same instrument.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Purchase Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Purchase Agreement.

OMEGA PROTEIN CORPORATION

By:	/s/ Bret D. Scholtes

Name: Bret D. Scholtes

Title: President and Chief Executive Officer

ALPHA VESSELCO HOLDINGS, INC.

By:	/s/ Seth Dunlop

Name: Seth Dunlop

Title: President

[Signature Page to Alpha VesselCo Purchase and Sale Agreement]